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EXHIBIT 99.1

April 24, 2003

Dow Reports Earnings for the First Quarter of 2003

First Quarter of 2003 Highlights

•
Sales were $8.1 billion, up 28 percent from first quarter 2002 sales of $6.3 billion, reflecting a 21 percent increase in price and a 7 percent increase in volume.

•
EBIT* was $344 million, compared with $243 million in the first quarter of 2002.

•
Dow reported earnings of $0.09 per share, compared with $0.04 per share a year ago, before the cumulative effect of changes in accounting principles in each period.

•
A $1.2 billion increase in feedstock and energy costs, compared with a year ago, was offset by substantial cost reductions, volume growth and price increases.

	3 Months Ended March 31
(In millions, except per share amounts)
	2003	2002
Net Sales	$8,081	$6,305
Earnings Before Interest, Income Taxes and Minority Interests (EBIT)*	$344	$243
Net Income	$76	$105
Earnings Per Common Share	$0.08	$0.11
Before Cumulative Effect of Changes in Accounting Principles:
Income	$85	$38
Earnings Per Common Share	$0.09	$0.04

* See segment information below for reconciliation between EBIT and Income before Income Taxes and Minority Interests. See Supplemental Information Table below for explanation of unusual items.

Review of First Quarter Results

The Dow Chemical Company reported sales of $8.1 billion for the first quarter of 2003, compared with $6.3 billion a year ago. Earnings before interest, income taxes and minority interests (EBIT) were $344 million. Income was $85 million and earnings per share were $0.09 before cumulative effect of change in accounting principle.

Substantial cost reductions, improved volume and price increases combined to offset an unprecedented $1.2 billion increase in feedstock and energy costs, compared with a year ago. Reflecting the Company's commitment to an action plan outlined in January 2003, structural costs were reduced by 10 percent compared to the first quarter of 2002. In addition, the Company has made excellent progress on the other aspects of its action plan—including working capital management, capital spending control and price-volume management—and is on target to meet its objectives.

"In a quarter in which feedstock and energy prices rose more than 70 percent, and with very uncertain economic conditions, we were able to reduce costs significantly, improve volumes and raise prices, resulting in a slight profit improvement," said J. Pedro Reinhard, executive vice president and chief financial officer.

Sales were up 28 percent from the first quarter of 2002, due to a 7 percent increase in volume and a 21 percent increase in price. Volume gains were achieved in many businesses and in all geographies, led by Latin America and Asia Pacific. Driven by the unparalleled increase in feedstock and energy costs, prices rose in all operating segments and geographies. The strongest price gains were in the basics segments, which had been operating with negative margins in recent periods.

Performance Plastics reported increased sales with slightly lower volume and higher prices. The change in volume was due in part to the Company's decision to exit the nylon business in mid-2002. Volume improved in Polyurethanes, Epoxies & Intermediates and Dow Automotive businesses. Performance Chemicals sales increased, with improvements in both volume and price. Emulsion Polymers, Industrial Chemicals and Oxide Derivatives posted strong volume gains. EBIT for both of these performance segments declined significantly, however, as the dramatic increase in feedstock and energy costs more than offset cost control efforts and price increases.

Agricultural Sciences had a strong quarter, delivering double-digit volume increases in many of its key products, such as those acquired in 2001 from Rohm and Haas, as well as Sentricon™ Termite Colony Elimination System, Mustang™ herbicide and Tracer™ Naturalyte Insect Control. EBIT improved substantially from first quarter of 2002, reflecting these higher volumes and cost reduction programs that have been implemented over the past year.

Plastics sales increased on higher price and flat volume. Modest volume gains in North America and Latin America were offset by declines in Asia Pacific, which had a very strong first quarter last year. Chemicals sales rose on increases in both volume and price. Ethylene glycol and vinyl chloride monomer volumes increased by more than 30 percent compared with last year, while several other products also posted double-digit volume gains. While margins for both basics segments turned positive in the quarter, they still remained well below normal levels due to extremely high feedstock and energy costs.

According to Reinhard, "This quarter's results show that a determined financial focus, with disciplined cost control efforts and price-volume management, can help to offset the impact of substantial increases in feedstock and energy costs. This concentrated approach will continue at Dow, as we aggressively manage the factors within our control. Looking to the future, there is still a lot of uncertainty surrounding the persistently high feedstock and energy costs. Economic conditions are fragile. We are taking this one quarter at a time, and the whole organization is working very hard to earn our dividend in the second quarter of 2003."

Upcoming Webcasts:

•
Dow will host a live Webcast of its first quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10 a.m. EDT on www.dow.com.

•
Dow plans a live Webcast of its Annual Meeting of Stockholders on Thursday, May 8, at 2 p.m. EDT on www.dow.com.

About Dow

Dow is a leading science and technology company that provides innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $28 billion, Dow serves customers in more than 170 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its approximately 50,000 employees seek to balance economic, environmental and social responsibilities.

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company's expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Supplemental Information

Dow uses Earnings Before Interest, Income Taxes and Minority Interests (EBIT) to measure the financial performance of its global business units and for reporting the results of its operating segments. This measure includes all operating items relating to the businesses. It excludes items that principally apply to the Company as a whole. EBIT for the total Company measures the aggregate performance of the business units. Dow believes EBIT is useful to help investors assess the results of Dow's business operations.

The following information summarizes the impact of unusual items in the first quarter of 2003 and 2002.

In the first quarter of 2003, earnings were impacted by an after-tax charge of $9 million related to the adoption of Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations."

In the first quarter of 2002, earnings were impacted by the following unusual items:

•
Additional pretax expenses of $13 million related to the Union Carbide merger.
•
Pretax goodwill impairment losses of $16 million related to investments in nonconsolidated affiliates.
•
A net after-tax gain of $67 million related to the adoption of two new accounting standards (SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets").

	EBIT		Net Income
	Three Months Ended		Three Months Ended
In millions, except per share amounts	March 31, 2003	March 31, 2002	March 31, 2003	March 31, 2002
Unusual items:
Merger-related expenses and restructuring	—	$(13)	—	$(8)
Goodwill impairment losses in non- consolidated affiliates	—	(16)	—	(16)
Cumulative effect of changes in accounting principles	—	—	$(9)	67

Total unusual items	—	$(29)	$(9)	$43

THE DOW CHEMICAL COMPANY — 1Q03 EARNINGS
FINANCIAL STATEMENTS (Note A)

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended
In millions, except per share amounts (Unaudited)	March 31, 2003	March 31, 2002
Net Sales	$8,081	$6,305

Cost of sales	7,163	5,355
Research and development expenses	237	250
Selling, general and administrative expenses	355	391
Amortization of intangibles	15	14
Merger-related expenses and restructuring (Note B)	—	13
Equity in earnings (losses) of nonconsolidated affiliates	39	(26)
Sundry income (expense) — net	(6)	(13)
Interest income	20	16
Interest expense and amortization of debt discount	215	189

Income before Income Taxes and Minority Interests	149	70

Provision for income taxes	47	24
Minority interests' share in income	17	8

Income before Cumulative Effect of Changes in Accounting Principles	85	38

Cumulative effect of changes in accounting principles (Note C)	(9)	67

Net Income Available for Common Stockholders	$76	$105

Share Data
Earnings before cumulative effect of changes in accounting principles per common share — basic	$0.09	$0.04
Earnings per common share — basic	$0.08	$0.12
Earnings before cumulative effect of changes in accounting principles per common share — diluted	$0.09	$0.04
Earnings per common share — diluted	$0.08	$0.11
Common stock dividends declared per share of common stock	$0.335	$0.335
Weighted-average common shares outstanding — basic	914.6	907.3
Weighted-average common shares outstanding — diluted	917.7	915.1

Depreciation	$433	$388

Capital Expenditures	$223	$297

Notes to the Consolidated Financial Statements:

Note A:	The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. Certain reclassifications of prior year amounts have been made to conform to current year presentation. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.
Note B:	In the first quarter of 2002, the Company recorded one-time merger and integration costs of $13 million.
Note C:
On January 1, 2002, the Company adopted SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." The cumulative effect of adoption was a net gain of $67 million and was primarily due to the write-off of negative goodwill related to BSL, partially offset by the write-off of unrelated goodwill impairments.
On January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." The cumulative effect of adoption was a charge of $9 million (net of tax of $5 million).

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	March 31, 2003	Dec. 31, 2002
Assets
Current Assets
Cash and cash equivalents	$1,931	$1,484
Marketable securities and interest-bearing deposits	105	89
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables — 2003: $125; 2002: $127)	3,051	3,116
Other	2,225	2,369
Inventories	4,229	4,208
Deferred income tax assets — current	154	109

Total current assets	11,695	11,375

Investments
Investment in nonconsolidated affiliates	1,596	1,565
Other investments	1,698	1,689
Noncurrent receivables	565	577

Total investments	3,859	3,831

Property
Property	38,447	37,934
Less accumulated depreciation	24,781	24,137

Net property	13,666	13,797

Other Assets
Goodwill	3,225	3,189
Other intangible assets (net of accumulated amortization — 2003: $362; 2002: $349)	595	613
Deferred income tax assets — noncurrent	3,830	3,776
Asbestos-related insurance receivables — noncurrent	1,415	1,489
Deferred charges and other assets	1,602	1,492

Total other assets	10,667	10,559

Total Assets	$39,887	$39,562

Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$777	$580
Long-term debt due within one year	614	797
Accounts payable:
Trade	2,898	2,834
Other	1,769	1,789
Income taxes payable	189	202
Deferred income tax liabilities — current	68	30
Dividends payable	309	326
Accrued and other current liabilities	2,427	2,298

Total current liabilities	9,051	8,856

Long-Term Debt	12,045	11,659

Other Noncurrent Liabilities
Deferred income tax liabilities — noncurrent	1,020	994
Pension and other postretirement benefits — noncurrent	3,773	3,775
Asbestos-related liabilities — noncurrent	1,998	2,072
Other noncurrent obligations	3,121	3,214

Total other noncurrent liabilities	9,912	10,055

Minority Interest in Subsidiaries	340	366

Preferred Securities of Subsidiaries	1,000	1,000

Stockholders' Equity
Common stock	2,453	2,453
Additional paid-in capital	—	—
Unearned ESOP shares	(59)	(61)
Retained earnings	9,268	9,520
Accumulated other comprehensive loss	(2,018)	(2,097)
Treasury stock at cost	(2,105)	(2,189)

Net stockholders' equity	7,539	7,626

Total Liabilities and Stockholders' Equity	$39,887	$39,562

See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments and Geographic Areas

	Three Months Ended
In millions (Unaudited)	March 31, 2003	March 31, 2002
Operating segment sales
Performance Plastics	$1,847	$1,719
Performance Chemicals	1,371	1,259
Agricultural Sciences	768	645
Plastics	1,974	1,428
Chemicals	1,049	685
Hydrocarbons and Energy	959	485
Unallocated and Other	113	84

Total	$8,081	$6,305

Operating segment EBIT(1)
Performance Plastics	$136	$247
Performance Chemicals	122	198
Agricultural Sciences	130	26
Plastics	137	(62)
Chemicals	34	(53)
Hydrocarbons and Energy	(21)	31
Unallocated and Other	(194)	(144)

Total	$344	$243

Geographic area sales
United States	$3,103	$2,599
Europe	2,997	2,155
Rest of World	1,981	1,551

Total	$8,081	$6,305

(1)
The Company uses "Earnings before Interest, Income Taxes and Minority Interests ("EBIT")" as its measure of profit/loss for segment reporting purposes. The reconciliation between EBIT and "Income before Income Taxes and Minority Interests" is shown below:

	Three Months Ended
	March 31, 2003	March 31, 2002
EBIT	$344	$243
Interest income	20	16
Interest expense and amortization of debt discount	215	189

Income before Income Taxes and Minority Interests	$149	$70

The Dow Chemical Company and Subsidiaries
Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended March 31, 2003
Percentage change from prior year
	Volume	Price	Total
Operating segments
Performance Plastics	(2)%	9%	7%
Performance Chemicals	5%	4%	9%
Agricultural Sciences	15%	4%	19%
Plastics	—	38%	38%
Chemicals	15%	38%	53%
Hydrocarbons and Energy	33%	65%	98%

Total	7%	21%	28%

Geographic areas
United States	6%	13%	19%
Europe	5%	34%	39%
Rest of World	10%	18%	28%

Total	7%	21%	28%

End of Dow Chemical 1Q03 Earnings Release

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  EXHIBIT 99.1